Drinker Biddle & Reath LLP
                       One Logan Square
                     18th & Cherry Streets
                   Philadelphia, PA 19103-6996
                       (215) 988-2700
                     Fax:  (215) 988-2757

January 22, 2001



First Pacific Mutual Fund, Inc.
2756 Woodlawn Drive, #6-201
Honolulu, Hawaii  96822


RE:	First Pacific Mutual Fund, Inc.

Gentlemen:

		We have acted as counsel for First Pacific Mutual Fund, Inc., a Maryland corporation (the "Fund"), in connection with the registration by the Fund of its shares of common stock, par value $.01 per share.  The Articles of
Incorporation of the Fund authorize the issuance of one hundred million
(100,000,000) shares of common stock, which are divided into multiple classes.  The shares of common stock designated into each such series are referred to herein as "Common Stock."  You have asked for our opinion on
Common Stock.

		We have reviewed the Fund's Articles of Incorporation, Articles Supplementary and By-laws, resolutions of the Fund's Board of Directors
(the "Board"), certificates of public officials and of the Fund's officers and such other legal and factual matters as we have deemed appropriate. We have also reviewed the Fund's Registration Statement on Form N-1A under the Securities Act of 1933 (the "Registration Statement"), as amended through Post-Effective Amendment No. 16 thereto.

		This opinion is based exclusively on the General Corporation Law of the
State of Maryland and the federal law of the United States of America.

		We have also assumed the following for purposes of this opinion:

1. The shares of Common Stock have been issued in accordance with the Articles of Incorporation, Articles Supplementary and By-laws of the Fund and resolutions of the Fund's Board relating to the creation, authorization and issuance of the Common Stock.

2. Prior to the issuance of any shares of future Common Stock, the Board
(a) will duly authorize the issuance of such future Common Stock, (b) will determine with respect to each class of such future Common Stock the preferences, limitations and relative rights applicable thereto and (c) if such future Common Stock is classified into separate series, will duly take the action necessary (i) to create such series and to determine the number of shares of such series and the relative designations, preferences, thereof and (ii) to amend the Fund's Articles of Incorporation to provide for such additional series.

3. With respect to the future shares of Common Stock, there will be compliance with the terms, conditions and restrictions applicable to the issuance of such shares that are set forth in (i) the Fund's Articles of Incorporation and By-laws, each as amended as of the date of such issuance, and (ii) the applicable future series designations.

4. The Board will not change the preferences, limitations or relative rights of any class or series of Common Stock after any shares of such class or series have been issued.

		Based upon the foregoing, we are of the opinion that the Common Stock will be, when issued in accordance with, and sold for the considerations described in the Registration Statement, validly issued, fully paid and non-assessable by the Fund.

		We consent to the filing of this opinion with Post-Effective Amendment
No. 16 to the Registration Statement to be filed by the Fund with the
Securities and Exchange Commission.

                                   	Sincerely,
                                   	/s/ Drinker Biddle & Reath LLP
                                   	DRINKER BIDDLE & REATH LLP